Exhibit 99

Hormel Foods to Acquire Maker of Muscle Milk® Sports Nutrition Products

No. 1 Ready-to-Drink Protein Beverage Brand Expands Specialty Foods Portfolio

AUSTIN, Minn. (June 30, 2014) — Hormel Foods Corporation (NYSE: HRL) today announced that it has entered into a definitive agreement to acquire CytoSport Holdings, Inc., maker of Muscle Milk® products. The transaction is subject to customary closing conditions, including the receipt of regulatory approvals in the United States, and is expected to close within 30 days.

As a leading provider of premium protein products in the sports nutrition category, CytoSport’s brands align with the company’s focus on protein while further diversifying the Hormel Foods portfolio.

Based in Benicia, Calif., CytoSport was founded in 1998 by the Pickett family, and produces Muscle Milk® products, the No. 1 brand in the ready-to-drink protein beverage category.

Total 2014 annual sales are expected to be approximately $370 million. The purchase price is approximately $450 million. Hormel Foods expects this acquisition to provide about 5 cents per share accretion in fiscal 2015, with a neutral impact to fiscal 2014 earnings, including transaction costs.

“Muscle Milk® products will serve as a growth catalyst for our Specialty Foods segment, providing this division with a leading brand in the high-growth sports nutrition category,” said Jeffrey M. Ettinger, chairman of the board, president and chief executive officer at Hormel Foods. “The acquisition of CytoSport expands our offerings of portable, immediate, protein-rich foods, and broadens our appeal with younger consumers. Muscle Milk® premium protein products further enhance our balanced business model.”

BofA Merrill Lynch is serving as exclusive financial advisor to Hormel Foods in connection with this transaction.

CONFERENCE CALL

A conference call will be webcast at 8:30 a.m. CT on Tuesday, July 1, 2014. Access is available at http://www.hormelfoods.com. If you do not have Internet access and want to listen to the call over the phone, the dial-in number is 888-587-0615 and the conference access code is 7709925. The audio replay is available by calling 888-203-1112 and entering access code 7709925. The audio replay will be available beginning at 11:30 a.m. CT on Tuesday, July 1, 2014, through 11:30 a.m. CT on Tuesday, July 8, 2014. The Webcast replay will be available at 11:30 a.m. CT, Tuesday, July 1, 2014, and archived for one year.

About Hormel Foods

Hormel Foods Corporation, based in Austin, Minn., is a multinational manufacturer and marketer of consumer-branded food and meat products, many of which are among the best known and trusted in the food industry. The company leverages its extensive expertise, innovation and high competencies in pork and turkey processing and marketing to bring branded, value-added products to the global marketplace. The company is a member of the Standard & Poor’s (S&P) 500 Index, S&P Dividend Aristocrats for 2013, was named the 2013 Sustainable Supply Chain of the Year by Refrigerated & Frozen Foods magazine, and was again named one of “The 100 Best Corporate Citizens” by Corporate Responsibility Magazine for the sixth year in a row. Hormel Foods was recognized on the G.I. Jobs magazine list of America’s Top 100 Military Friendly Employers in 2012 and 2013, and named one of the 2014 40 Best Companies for Leaders by Chief Executive magazine. The company enjoys a strong reputation among consumers, retail grocers, foodservice and industrial customers for products highly regarded for quality, taste, nutrition, convenience and value. For more information, visit http://www.hormelfoods.com.

Forward-Looking Statements

This news release contains forward-looking information based on management’s current views and assumptions. Actual events may differ materially. Factors that may affect actual results include, but are not limited to: whether and when the required regulatory approvals will be obtained, whether and when the closing conditions will be satisfied and whether and when the transaction will close, whether and when the Company will be able to realize the expected financial results and accretive effect of the transaction, and how customers, competitors, suppliers and employees will react to the transaction. Please refer to the cautionary comments regarding Forward-Looking Statements and Risk Factors that appear on pages 32-38 in the company’s Form 10-Q for the quarter ended April 27, 2014, which can be accessed at http://www.hormelfoods.com under “Investors-SEC Filings” for other factors that could affect our business.

Investor Contact:

Jana Haynes

Hormel Foods

507-437-5248

jlhaynes@hormel.com

Media Contact:

Julie H. Craven

Hormel Foods

507-437-5345

media@hormel.com